UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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GAMESTOP CORP.
(Name of Registrant as Specified in Its Charter)

HESTIA CAPITAL PARTNERS, LP HESTIA CAPITAL MANAGEMENT, LLC PERMIT CAPITAL ENTERPRISE FUND, L.P. PERMIT CAPITAL, LLC PERMIT CAPITAL GP, INC. PERMIT CAPITAL GP, L.P. KURTIS J. WOLF JOHN C. BRODERICK
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Hestia Capital Partners LP and Permit Capital Enterprise Fund, L.P., together with the other participants named herein (collectively, the “Participants”), intend to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of their slate of director nominees at the 2019 annual meeting of stockholders of Gamestop Corp., a Delaware corporation (the “Company”).

Item 1: On March 14, 2019, the Participants issued the following press release:

Hestia Capital and Permit Capital Send Letter to GameStop (GME) Board of Directors Calling for a Refreshed Board and Stock Tender Offer of up to $700 Million

GameStop’s current Board has overseen significant value destruction; long term stockholders believe GameStop needs new independent directors to focus on optimizing the business, returning capital to shareholders, rebuilding Company leadership, and moving forward from a failed sales process.

March 14, 2019

PITTSBURGH -- Hestia Capital Partners LP and Permit Capital Enterprise Fund, L.P., who collectively own, together with their affiliates, approximately 1.3% of the outstanding common stock of GameStop Corp. (NYSE: GME) (the “Company”), sent a letter yesterday to the Company’s Board of Directors (the “Board”) expressing their shared concerns regarding the dramatic underperformance of the Company’s stock. In the letter, the long-term stockholders - who are not typically activist investors - called on the Board to engage with them to address the Company’s ongoing value destruction by bringing in new and independent Board members and tendering for up to $700 million of the Company’s common stock.

The full text of the letter can be seen by clicking on the link below:

About Hestia Capital

Hestia Capital is a long-term focused, deep value fund that leverages the General Partner’s expertise in competitive strategy to identify and invest in companies which it believes are undervalued due to transitory company and/or industry disruptions, which are misunderstood by the investment community.

About Permit Capital Enterprise Fund

The Permit Capital Enterprise Fund, through its management company, follows an investing philosophy that seeks to identify securities trading at a discount to intrinsic value. The investment approach is bottom-up and focused on the valuation of the securities of individual issuers. The management company’s assessment of intrinsic value is based on its own fundamental research as well as numerous sources of publicly available information.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Hestia Capital Partners LP (“Hestia LP”), together with the other participants named herein (collectively, the “Stockholder Group”), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of GameStop Corp., a Delaware corporation (the “Company”).

THE STOCKHOLDER GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The “Participants” in the proxy solicitation are anticipated to be Hestia LP, Hestia Capital Management, LLC (“Hestia LLC”), Kurtis J. Wolf, Permit Capital Enterprise Fund, L.P. (“Permit Enterprise”), Permit Capital, LLC (“Permit LLC”), Permit Capital GP, Inc. (Permit Inc), Permit Capital GP, L.P. (“Permit GP”), and John C. Broderick.

As of the date hereof, Hestia LP beneficially owns directly 160,000 shares of Class A common stock, par value $0.001 per share (the “Common Stock”), of the Company. Hestia LLC, as the general partner of Hestia LP, may be deemed to beneficially own the 160,000 shares of Common Stock of the Company directly owned by Hestia LP and an additional 40,000 shares of Common Stock of the Company held in a separately managed account. Mr. Wolf, as the Managing Member of Hestia LLC, may be deemed to beneficially own the 160,000 shares of Common Stock of the Company directly owned by Hestia LP and an additional 40,000 shares of Common Stock of the Company held in a separately managed account. In addition, Mr. Wolf is deemed to beneficially own 6,900 shares of Common Stock that are beneficially owned directly by Mr. Wolf, his wife and various trusts for the benefit of his children.

As of the date hereof, Permit Enterprise beneficially owns directly 1,000,000 shares of Common Stock. Permit Inc, as the general partner of Permit GP, as the general partner of Permit Enterprise, may be deemed to beneficially own the 1,000,000 shares of Common Stock of the Company directly owned by Permit Enterprise.  Permit LLC, as the investment manager of Permit Enterprise, may be deemed to beneficially own the 1,000,000 shares of Common Stock of the Company directly owned by Permit Enterprise.  John C. Broderick, as an Officer of Permit Inc and Partner of Permit LLC with sole voting and dispositive power over such shares, may be deemed to beneficially own the 1,000,000 shares of Common Stock of the Company directly owned by Permit Enterprise.  In addition, Mr. Broderick beneficially owns directly 104,100 shares of Common Stock of the Company and may be deemed to beneficially own an additional 3,825 shares of common stock of the Company that are beneficially owned directly by his wife.

Contacts:
Kurt Wolf at 724-687-7842
John Broderick at 610-941-5025

Item 2: As referenced in the March 14, 2019 press release, on March 13, 2019, the Participants delivered the following letter to the Board of Directors of the Company (the Board”):

Permit Capital Enterprise Fund, L.P.	Hestia Capital Partners LP
100 Front Street, Suite 900	175 Brickyard Road, Suite 200
West Conshohocken, PA 19428	Adams Township, PA 16046
(p) 610-941-5025	(p) 724-687-7842
john.broderick@permitcap.com	kwolf@hestiacapital.com

March 13, 2019

Sent via Email

The Board of Directors

GameStop Corp.

625 Westport Parkway

Grapevine, TX 76051

Dear Members of the Board:

Permit Capital Enterprise Fund, L.P. (“Permit Enterprise”) and Hestia Capital Partners LP (“Hestia”), together with their affiliates, are long-term stockholders of GameStop Corp. (“GameStop” or the “Company”), collectively owning approximately 1.3% of the outstanding stock. Permit Enterprise and Hestia have formed a group (“we”) due to our shared concern that immediate and meaningful change must be made to the GameStop Corp. Board of Directors (the “Board”) to preserve and maximize value for all stockholders.

As background, the investment advisors of Permit Enterprise and Hestia employ deep value strategies and typically invest in high cash flow companies which possess competitive strengths but face challenging growth prospects and/or disruptive threats. This investment specialization, which attracted us to GameStop, has allowed us to develop an expertise in value creation (and destruction) at companies such as GameStop. Collectively, we also have experience in business strategy, corporate turnarounds, and working with management teams and boards to affect positive change.

We are long-term stockholders in the Company: Permit since 2011 and Hestia since 2012. Additionally, GameStop represents the largest holding for both funds due to our belief that the Company is dramatically undervalued and has significant upside potential.

We are not typically activist investors. However, the Board’s lack of a meaningful response following Hestia’s February 12, 2019 open letter to the Board (the “February 12 Letter”), a link to which can be found here, and Hestia’s considerable efforts to engage with the Board, have driven us to group together and speak publicly now. It is our goal to work constructively with the Board to address ongoing value destruction at the Company. However, if this letter fails to elicit an acceptable response, we are prepared to take our proposals directly to stockholders and nominate directors for election at the Company’s 2019 annual meeting.

Value Destruction at the Company

For the five-year period ended February 11, 2019, the last trading day prior to the February 12 Letter, GameStop has dramatically underperformed the Company’s self-identified peer group, the Russell 2000 and the S&P 500.

We believe this underperformance is a result of a stale Board (average tenure of 11 years) that is not functioning well. Surveying the last five years, we struggle to identify any significant steps the Company has taken - besides the introduction of collectibles - to adapt to disruptive dynamics in its core business. Furthermore, the Board’s average stock ownership, despite directors’ average long-tenure, represents only three times the annual Board fees, suggesting that the Board is not well-aligned with stockholders.

The Company recently announced plans to retire certain of its debt and approved a new share repurchase authorization, which appears to be in response to the February 12 Letter. However, these measures do not go far enough in scale or commitment to result in meaningful change for stockholders. In order to reverse the Company’s prolonged history of value destruction, we believe it is imperative that the Board be immediately refreshed with new, independent directors with relevant experience to focus on: optimizing the business, returning capital to stockholders, rebuilding company leadership and assessing the failed sale process.

Optimizing the Business

Based on our analysis, the Company could cut more than $50 million in annual SG&A, simply by bringing SG&A as a percent of revenue down from 24.2% (excluding Tech Brands) over the trailing twelve-month period to 23.5% (which would still be significantly higher than 2013 levels of 20.8%). In addition, the creation of the unrelated Tech Brands business seems to have distracted the Company from leveraging its competitive strengths and maximizing revenues in the core gaming business. Again, besides collectibles, we have seen scant evidence of a meaningful response under the Board’s oversight to a rapidly changing industry.

Returning Capital to Stockholders

Based on the Company’s prior disclosures, we estimate the Company had upwards of $1.5 billion in cash as of the end of fiscal year 2018. We believe the Company should return a significant portion of this capital to stockholders for several reasons. First, the Company will be less tempted to diversify into businesses that do not leverage its core strength in video game retailing. Second, the extremely low valuation of GameStop shares represents an excellent opportunity to retire a significant percentage of the shares outstanding.

We believe it is in the best interest of all stockholders for the Company to commit to a tender offer of up to $700 million, in addition to ongoing repurchases, so long as the share price continues to remain significantly below fair value. We believe the fair value of the Company is at least $19 per share and potentially significantly higher based on the Company’s peer group referenced above.

Applying the lowest EV/EBITDA ratio in the peer group of 2.9x (Bed Bath and Beyond) implies that GameStop’s value per share is $19 based on our pro forma estimate of the Company’s fiscal 2018 EBITDA. Applying the average EV/EBITDA valuation for the peer group yields a $40 per share implied valuation. Applying a price to earnings ratio to the Company based on the low (Bed Bath and Beyond) and average value for the peer group yields similar implied values. As such, a significant repurchase program executed well below this price range could create significant value for stockholders who have a long-term commitment to the Company. The recently announced $130 million increase in repurchase authorization is simply too small and lacks the commitment of a tender offer.

Rebuilding Company Leadership

Over the past two years, the Company has had five CEOs (Raines, DeMatteo, Mauler, DeMatteo, Kim), which is indicative of the Board’s poor succession planning. The recent departure of additional executives suggests larger issues with the Company’s culture and leaves the executive team even further depleted. The substantial value destruction over the past five years – and the causes of it – suggest historically poor leadership at GameStop and ineffective oversight by the Board. Given this poor track record, we believe it is in the best interest of stockholders for the Board to be reconstituted with individuals who are independent from the current Board and who will be tasked with rebuilding the executive team, starting with the current CEO search.

Failed Sales Process

While we applaud the Board for running a strategic process, we are left with many questions and concerns about the inability of the Board to sell a company that currently trades at an estimated EV/EBITDA of 1.12x, based on estimated pro forma cash of $1.53 billion, debt of $825 million at 1/31/2019, a current market capitalization of $1.17 billion and pro forma estimated 2018 EBITDA of $431 million. While there are countless reasons a process can end without a sale, the inability of the Board to attract reasonable offers for the Company is a failure and suggests that meaningful introspection and change is needed.

When writing the February 12 letter, Hestia believed that a Board refresh was likely needed. Since then, the Board’s unwillingness to engage with Hestia – in stark contrast to the extremely favorable reaction Hestia received from many stockholders (including Permit, which ultimately led to our grouping) – has convinced us that a Board refresh is a necessity.

We urge the Board to immediately engage with us to address our areas of concern and bring in new and independent Board members. If the Board continues to refuse to engage with us by the March 28 nominating deadline, we intend to nominate several highly qualified candidates to the Board. We look forward to your response.

Sincerely,

John C. Broderick	Kurtis J. Wolf
Partner of the Investment Advisor	Managing Member of the GP
Permit Capital Enterprise Fund, L.P.	Hestia Capital Partners LP

Item 3: As referenced in the March 13, 2019 letter, on February 12, 2019, the Participants delivered the following letter to the Board:

February 12, 2019

Sent via Email

GameStop Corp.

625 Westport Parkway

Grapevine, TX 76051

GameStop Board of Directors:

Hestia Capital Management, LLC has been a shareholder of GameStop Corp. (the “Company” or “GameStop”) since 2012. Our investment approach leverages our strategic and operational background by investing in quality companies, such as GameStop, whose competitive positioning and environment we believe to be misunderstood by the market.

We are writing to express our thoughts on the Company’s path forward in the wake of the recently terminated strategic process, and to make current CEO candidates aware of the views and concerns of long-standing shareholders. While the outcome of the process was unfortunate, we believe that the Board has a tremendous opportunity to create value for its shareholders by returning significant capital to equity holders, and by hiring a CEO who is properly incentivized to focus on leveraging the Company’s competitive advantages and on improving operational efficiency.

Returning Capital to Shareholders

GameStop’s Board has the ability to create substantial shareholder value through significant share repurchases. Based on Company guidance and SEC filings, the Company likely ended Fiscal Year 2018 with at least $1.5B in cash. In its recent press releases, the Company highlighted three uses of its significant cash holdings: debt reduction, stock repurchase, and acquisition.

We believe that acquisition as a use of capital, other than for small strategic deals, should be off the table until the Company has fully pursued internal strategic opportunities and cost cuts.

With respect to debt reduction, retiring the Oct 2019 debt is more than adequate. The Company’s strong free cash flow (FCF) easily covers interest on the remaining $475M of 2021 Senior Notes. After meeting cyclical Q1 working capital needs and repaying the Oct 2019 debt, the Company should have more than $800M in cash and will generate significant positive FCF on a go forward basis.

With a market cap hovering below $1.2B, this $800M could be used to initiate a “public LBO” of the Company. We urge the Board to immediately fund a $500M to $700M share repurchase, via a modified Dutch auction tender, and continue using FCF to fund an ongoing buyback program, so long as GameStop’s stock remains undervalued.

The following table depicts the results of a $600M initial repurchase at an estimated share price of $14 (a 24% premium to the stock’s 2/11/19 closing price of $11.30), followed by $100M per year in additional repurchases:

Assumptions: A slow decline in baseline FCF through 2020 followed by an uptick starting in 2021 due to the assumed 2020 release of the PS5, incremental benefits from SG&A cuts (discussed later in this letter) starting at $12.5M (post-tax) in 2019 and growing to $50M per year by 2021, a share price multiple which begins at 5.75x FCF and slowly expands to 6.5x, the retirement of 2019 debt, and a refinancing of the 2021 debt.

This simple analysis suggests such a repurchase plan might result in an increase in the share price to $39 by 2022 – 3.5x current levels and almost double our $22 estimate of fair value1. We believe cost savings could significantly exceed our modeled amount, and the multiple expansion could be higher than modeled, as investors see improving FCF generation and responsible capital allocation from the Company. Additional benefits of this plan include:

Management Accountability: We believe GameStop’s past five years have shown that excess cash can cause management teams to look for easy solutions rather than addressing difficult problems. Our plan would provide sufficient operating capital for the incoming CEO to manage the business, while also creating pressure to improve performance.

Potentially Facilitate Future Transaction: If this “public LBO” doesn’t have the effect of significantly driving up the share price, it almost certainly would increase the ease with which a traditional LBO could occur.

Increase Post-Financing Cash Flow: GameStop’s 2021 debt pays a post-tax yield of 5.3%, while the Company’s stock currently pays a post-tax dividend of 13.4%. Not until the stock price reaches $29 does this yield even out. Assuming the Company is committed to continuing its dividend, share repurchases at prices below $29, rather than debt reduction, would do more to free up future cash flow for strategic investment once the current business is optimized.

1 This valuation is based on an estimated mid-cycle levered FCF of $225M, excluding Spring Mobile, a 6.5x multiple of FCF, 102M shares outstanding, adjusted for $800M in excess cash.

2

Hiring and Incentivizing the Right CEO

Aligning Incentives

We believe that GameStop is at a critical crossroads, and hiring a highly qualified CEO is of utmost importance. Furthermore, we understand attracting such a candidate likely will require a rich compensation package.

That said, we believe executive compensation needs to be overhauled at the Company, creating a compensation structure that is better aligned with shareholders. Over the past several years, GameStop executives have enjoyed rich cash salaries and bonuses while the stock price has declined significantly. This practice needs to end.

We encourage the Board to look at a company such as Transdigm Group Inc. (NYSE: TDG) as a model for compensation. Despite having a 20x greater market cap, Transdigm pays its CEO a significantly lower salary than GameStop has historically paid its CEO. Instead, Transdigm heavily weighs incentives toward share price appreciation.

Leveraging GameStop’s Competitive Advantages

We have long believed that the move into the AT&T reseller business was doomed to fail because it in no way leveraged your competitive strengths. We believe it is important to hire a CEO who will do the difficult work of leveraging the Company’s existing strengths, not looking at shareholder cash as an opportunity to buy a way out of current problems.

We believe that GameStop has significant competitive advantages in the gaming industry, despite the market fear that physical media will be made obsolete by digital gaming. In particular, we believe GameStop benefits from a “network effect” in used gaming, used gaming plays a critical role in the gaming ecosystem, and GameStop has a strong connection to the gaming community.

It is our belief that physical games have a far more enduring future than the market appreciates because physical media creates value in the industry by allowing for price discrimination. Effective price discrimination requires an obstacle to getting a lower price. Having to deal in physical media accomplishes this, whereas creating such an obstacle with digital gaming is more difficult. For this reason, we believe the outlook for physical media is weak; but not nearly as dire as many believe2.

Additionally, GameStop has a strong position in the gaming community due to its knowledge of, and positive relationship with, much of the “hard core” gaming community. An example of your connection is the extensive customer knowledge and loyalty generated from your PowerUp Rewards program. An example of your positive relationship is that Customer Guru estimates your Net Promoter Score to be 133, which is the same as Netflix’s last known score4.

2 Specifically, we believe that the current contraction of GameStop’s used business reflects the “resizing” of the market; not a straight-line decline into oblivion.

3 https://customer.guru/net-promoter-score/gamestop

4 https://customer.guru/net-promoter-score/netflix

3

When evaluating CEO candidates, we would encourage you to try emulate Best Buy’s hiring of Hubert Joly in 2012. We were an investor in Best Buy at the time because, unlike many investors, we believed their physical presence was an asset, as it enabled them to be “the marketplace” for electronics. Mr. Joly effectively monetized this competitive advantage by aggressively implementing a “store within a store” concept, essentially selling preferential access to customers in their marketplace.

GameStop already has a significant, valuable strategic position in the market. The Board needs to hire a CEO with a keen strategic mind, demonstrated by a clear plan to improve monetization of GameStop’s core competitive assets.

Improving Operating Efficiency

We believe the best first response to industry disruption is to quickly address costs, thereby becoming a more efficient competitor. However, during our seven years as investors in GameStop, we have seen limited evidence that the Company has taken serious steps to eliminate inefficiencies, streamline operations, or take other steps to reduce costs5.

It is difficult to determine corporate expenses and the size of the cost cutting opportunity, given the Company’s disclosure. Nevertheless, we have made a simple effort at analyzing SG&A costs for the Company, excluding the now spun-out Spring Mobile6:

Assuming a 45% SG&A rate at the Technology Brands business, we can see from Fiscal Year 2013 to the Trailing Twelve Months through Q3 2018 (“TTM”), Non-Tech SG&A has increased $173M, despite revenue declining $537M, leading to 3.4% increase in SG&A as a percent of revenue.

Simply bringing Non-Tech SG&A down to 2013 levels ($1,866M) would increase post-tax7 profit and FCF by $137M. Bringing the SG&A rate down to 2013 levels (20.8%) would increase post-tax profit and FCF by $224M. If we assume a lower (and more realistic) SG&A rate at the Tech Brands business, the growth in Non-Tech SG&A is even more pronounced, suggesting an even greater opportunity.

We recognize that mix change, decreased scale, and other factors could cause these numbers to overstate the potential. Nevertheless, we believe our estimate of $50M in post-tax savings used in our public LBO model is conservative, and it’s entirely reasonable to assume there could be significant additional potential cost savings (including stranded costs, post-divestment).

5 We reviewed earnings transcripts from the past several years and only saw passing mention of such efforts in the Q3 and Q4 calls of 2016; a meaningful plan was never consistently articulated to shareholders. In our experience, real cost cutting efforts are almost always touted by management teams.

6 Given that Spring Mobile dominates Tech Brands, we use Tech Brands as a proxy for Spring Mobile

7 Based on the current 21% tax rate.

4

In summary, we believe the Board has a singular opportunity to create significant value for its shareholders by hiring a CEO who is properly incentivized to create shareholder value by simultaneously focusing on streamlining corporate operations and leveraging the Company’s competitive strengths in the gaming industry. Furthermore, the Board can significantly boost these returns through a substantial, immediate and ongoing return of capital to shareholders. Please do not hesitate to contact us directly should you have any comments or questions regarding the content of this letter.

Sincerely,

Kurtis Wolf

Managing Member and Chief Investment Officer

Hestia Capital Management, LLC

5